Exhibit 3.1

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
AMERICAN MIDSTREAM GP, LLC
A DELAWARE LIMITED LIABILITY COMPANY
DATED AS OF
May 2, 2016

Exhibit 3.1

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Exhibit 3.1

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Exhibit 3.1

THIRD AMENDED AND RESTATED LIMITED LIABILITY
COMPANY AGREEMENT OF AMERICAN MIDSTREAM GP, LLC
A Delaware Limited Liability Company
This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of AMERICAN MIDSTREAM GP, LLC (the “Company”), dated as of May 2, 2016, is adopted, executed and agreed to, for good and valuable consideration, by and between AIM Midstream Holdings, LLC, a Delaware limited liability company (“AIM Midstream Holdings”), High Point Infrastructure Partners, LLC (“HPIP”) and LB3 Services, a Texas general partnership (“Executive Family Vehicle”).
RECITALS
1.    The name of the Company is “American Midstream GP, LLC”.
2.    The Company was originally formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”), dated as of August 20, 2009 (the “Original Filing Date”) with the Secretary of State of the State of Delaware, pursuant to the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq. (the “Act”) with AIM Midstream Holdings as the sole member.
3.    Effective as of November 4, 2009, AIM Midstream Holdings adopted the Amended and Restated Limited Liability Company Agreement of the Company (the “First Amended and Restated Agreement”) to set forth the rights, duties and obligations of AIM Midstream Holdings as sole member of the Company.
4.    AIM Midstream Holdings and HPIP entered into that certain Purchase Agreement, dated as of April 15, 2013 (the “Purchase Agreement”), pursuant to which HPIP purchased from AIM Midstream Holdings (i) 100% of the outstanding subordinated units representing limited partner interests of American Midstream Partners, LP, a Delaware limited partnership, and (ii) 90% of the Membership Interests of the Company (the “Transferred Interests”), on the terms and subject to the conditions set forth therein.
5.    Effective as of April 15, 2013, AIM Midstream Holdings and HPIP adopted the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Second Amended and Restated Agreement”) to amend and restate the First Amended and Restated Agreement as of such date, to (i) admit HPIP as a Member of the Company, reflect the transfer of the Transferred Interests from AIM Midstream Holdings to HPIP and reflect the conversion of the Transferred Interests into the Class A Membership Interest and (ii) reflect the conversion of the remaining 10% Membership Interests owned by AIM Midstream Holdings (the “Remaining Interests”) into the Class B Membership Interest.
6.    AIM Midstream Holdings and HPIP desire to amend and restate the Second Amended and Restated Agreement as of the date hereof, to (i) create a new class of Membership Interest in the Company, the Class C Membership Interest and (ii) admit the Executive Family Vehicle as a Member of the Company and the holder of the Class C Membership Interest.
Article I

DEFINITIONS
SECTION 1.1    Definitions. %3. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
“Act” has the meaning given such term in the Recitals.

Exhibit 3.1

2    “Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
(i)    credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5);
(ii)    debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1 (b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Allocation Regulations and shall be interpreted consistently therewith.
3    “Adjustment Event” means any of the following events:
(i)    the acquisition of a Membership Interest by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;
(ii)    the liquidation of the Company within the meaning of Treasury Regulation Section 1.704 1(b)(2)(ii)(g);
(iii)    the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for a Membership Interest, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;
(iv)    the grant of a Membership Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member of the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;
(v)    the issuance by the Company of a “noncompensatory option” within the meaning of Treasury Regulation Sections 1.721-2(f) and 1.7261-3(b)(2) of the which is not treated as a partnership interest pursuant to Treasury Regulation Section 1.761-3(a); and
(vi)    at such other times as the Board shall reasonably determine necessary or advisable in order to comply with the Allocation Regulations.
4    “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
5    “Agreement” means this Third Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC, as amended from time to time.

Exhibit 3.1

6    “AIM Midstream Holdings” has the meaning given such term in the Preamble.
7    “Allocation Regulations” means Treasury Regulation Sections 1.704-1(b), 1.704-2 and 1.704‑3 (including temporary regulations), as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.
8    “Applicable Law” means (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable National Securities Exchange or listing requirement of any National Securities Exchange or Securities and Exchange Commission recognized trading market on which securities issued by the Partnership are listed or quoted.
9    “Assignee” means any Person that acquires a Membership Interest or any portion thereof through a Transfer; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with this Agreement. The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.
10    “Audit Committee” has the meaning given such term in Section 6.10(b)
11    “Available Cash” means, with respect to any Quarter ending prior to a Dissolution Event,
(i)    the sum of all cash and cash equivalents of the Company on hand at the end of such Quarter, less
(ii)    the amount of any cash reserves that are established by the Board to (A) satisfy general, administrative and other expenses and debt service requirements, (B) permit the Company to make capital contributions to the Partnership to maintain its general partner interest in the Partnership upon the issuance of partnership securities by the Partnership, (C) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject, (D) provide funds for distributions under Section 5.4 or Section 5.5 in respect of any one or more of the next four Quarters (provided, however, that disbursements made by the Company or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board so determines) or (E) otherwise provide for the proper conduct of the business of the Company subsequent to such Quarter.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a Dissolution Event occurs and any subsequent Quarter shall equal zero.
12    “Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law; (v) files an

Exhibit 3.1

answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
13    “Board” has the meaning given such term in Section 5.4.
14    “Business Day” means any day other than a Saturday, a Sunday or a day when banks in New York, New York or Houston, Texas are authorized or required by Applicable Law to be closed.
15    “Call Group” has the meaning given such term in Section 13.7.
16    “Call Notice” has the meaning given such term in Section 13.7.
17    “Call Securities” has the meaning given such term in Section 13.7.
18    “Capital Account” means, with respect to any Member, the account to be maintained by the Company for each Member in accordance with Section 4.4.
19    “Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed (or deemed contributed pursuant to Section 5.7 of the Purchase Agreement) to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
20    “Carrying Value” means, (a) with respect to property contributed to the Company, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts, (b) with respect to any property whose value is adjusted in connection with an Adjustment Event, the adjusted value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts and (c) with respect to any other Company Property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.
21    “Change of Control” means, with respect to any Person, (i) the consolidation or merger of such Person with or into another Person pursuant to a transaction in which the outstanding equity interests of such Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding equity interests of such Person are changed into or exchanged for Voting Securities of the surviving entity or its parent and (b) the holders of equity interests of such Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving entity or its parent immediately after such transaction or (ii) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of such person, except in a merger or consolidation which would not constitute a Change of Control under clause (i) above.

Exhibit 3.1

22    “Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.
23    “Class A Member(s)” means the Members that hold a Class A Membership Interest.
24    “Class A Membership Interest” means a Membership Interest issued to a Class A Member and having the rights and obligations specified with respect to a Class A Membership Interest in this Agreement.
25    “Class B Member(s)” means the Members that hold a Class B Membership Interest.
26    “Class B Membership Interest” means a Membership Interest issued to a Class B Member and having the rights and obligations specified with respect to a Class B Membership Interest in this Agreement.
27    “Class C Award Agreement” means an award agreement entered into between a Class C Member and the Company, setting forth certain vesting, repurchase and other terms and conditions governing the issuance of the Class C Membership Interest.
28    “Class C Member(s)” means the Members that hold a Class C Membership Interest.
29    “Class C Membership Interest” means a Membership Interest issued to a Class C Member and having the rights and obligations specified with respect to a Class C Membership Interest in this Agreement.
30    “Class C Payout” means that point in time and dollars when (a) the sum of (i) the aggregate cash distributions to the Members (for the avoidance of doubt other than the Class C Members) after December 10, 2015, other than distributions described in the last sentence of Section 5.4 (ii) the Net Fair Market Value (at the time of distribution) of any property distributions to the Members (for the avoidance of doubt other than the Class C Members, and including any Incentive Distribution Rights distributed, paid or otherwise transferred to any Member other than the Class C Members, net of any payment therefor, if applicable) after December 10, 2015, other than distributions described in the last sentence of Section 5.4, and (iii) any other payments that the Members have received from the Company (for the avoidance of doubt other than the Class C Members, and including amounts paid to redeem or repurchase any Membership Interests other than Class C Membership Interests) after December 10, 2015, equals (b) the Class C Payout Threshold.
31    “Class C Payout Threshold” means the sum of (i) $225 million, plus (ii) the aggregate amount of all New Capital Contributions made by any Members, plus (iii) a compound annual return of 10% on such New Capital Contributions (since the date of receipt by the Company of such New Capital Contributions and to the extent an amount equal to such New Capital Contributions have not been returned through distributions, repurchases or redemptions). For the sake of clarity, the compound annual return of 10% shall be calculated with respect to a given New Capital Contribution starting on the date of contribution, and shall be applied (and compounded) to the unreturned portion of such New Capital Contribution until the amount of such New Capital Contribution has been returned to the applicable Member in its entirety. For purposes of the foregoing amounts distributed to any Member shall be treated first as a return of New Capital Contributions made by such Member and the 10% compound annual return thereon. Notwithstanding anything in this Agreement to the contrary, for purposes of determining the Class C Payout Threshold, the amount of all New Capital Contributions that are made in the form of property other than cash (including,

Exhibit 3.1

without limitation, any assets that are treated as New Capital Contributions being made pursuant to the second sentence of the definition thereof) shall be determined based on the Net Fair Market Value (at the time the New Capital Contribution is made) of such property.
32    “Class C Units” has the meaning set forth in Section 3.1(g).
33    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
34    “Commission” means the United States Securities and Exchange Commission.
35    “Common Units” means the common units representing limited partner interests in the Partnership.
36    “Company” has the meaning given such term in the introductory paragraph of this Agreement.
37    “Company Property” means any and all property, both real and personal, tangible and intangible, whether contributed or otherwise acquired, owned by the Company.
38    “Conflicts Committee” has the meaning given such term in Section 6.10(c).
39    “Contribution Agreement” means the Contribution Agreement, dated as of April 15, 2013, between HPIP and the Partnership.
40    “Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.
41    “Delaware Certificate” has the meaning given such term in the Recitals.
42    “Director” or “Directors” has the meaning given such term in Section 6.2.
43    “Dissolution Event” has the meaning given such term in Section 12.1(a).
44    “Encumber,” “Encumbering” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.
45    “First Amended and Restated Agreement” has the meaning has the meaning given such term in the Recitals.
46    “GAAP” means U.S. generally accepted accounting principles as in effect from time to time during the term of this Agreement.
47    “Governmental Authority” or “Governmental” means any federal, state, local or foreign court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.
48    “Group Member” means a member of the Partnership Group.
49    “Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any

Exhibit 3.1

Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
50    “HPIP” has the meaning given such term in the Preamble.
51    “Hypothetical Tax Amount” means, with respect to each Member and each Quarter, an amount equal to the product of (i) the maximum prevailing federal and highest state and local income tax rates applicable to the Initial Class C Member (including the effect of the tax on Net Investment Income as defined in Section 1411 of the Code, and taking into account the deductibility of state and local taxes for federal income tax purposes and the character of income and loss allocated as it affects the applicable tax rate), and (ii) the net amount of cumulative income and gain, less losses, deductions and credits, allocated or estimated by the Company to be allocable to such Member (or the Member’s predecessor in interest) for federal income tax purposes in the applicable Allocation Year, but specifically excluding allocations under Section 704(c) of the Code or the Treasury regulations thereunder in respect of any Adjustment Event occurring prior to the date of this Agreement or in connection with the admission of the Class C Member pursuant to this Agreement.
52    “Indemnitee” means (a) any Person who is or was an Affiliate of the Company (other than the Partnership and its Subsidiaries), (b) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Company or any Affiliate of the Company, (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (d) any Person the Company designates and an “Indemnitee” for the purposes of this Agreement.
53    “Independent Director” has the meaning given such term in Section 6.10(b).
54    “Initial Class C Member” means LB3 Services, a Texas general partnership.
55    “Initiating Member” has the meaning given such term in Section 13.8.
56    “LTIP” means the American Midstream GP, LLC Long-Term Incentive Plan, as may be amended or any equity compensation plan successor thereto or otherwise adopted by the Company or the Partnership.
57    “Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, each in its capacity as a member of the Company, but such term does not include any Person who has ceased to be a member of the Company.
58    “Membership Interest” means, with respect to any Member, (a) that Member’s status as a holder of the applicable class of Membership Interests; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company as a holder of the applicable class of Membership Interests; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) in its capacity as a Member holding the applicable class of Membership Interests; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement

Exhibit 3.1

or otherwise) in its capacity as a Member holding the applicable class of Membership Interests, including any obligations to make Capital Contributions.
59    “National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor thereto.
60    “Net Fair Market Value” with respect to any property means the amount a willing buyer would pay to an unrelated willing seller, neither having any obligation to purchase or sell, respectively, on the open market for such property, taking into account any liabilities (whether fixed, contingent or otherwise) to which such property is subject, and ignoring any lack of marketability, lack of control or other discounts, in each case as reasonably and in good faith determined by the Board.
61    “New Capital Contributions” means any Capital Contributions made by a Member after December 10, 2015, but excluding any such Capital Contributions made by any Member to the extent they do not exceed the aggregate amount of Ordinary Distributions to such Member after December 10, 2015. For the avoidance of doubt, any assets acquired by the Company after December 10, 2015 by way of a merger, consolidation or similar transaction where the consideration therefor consists of new Membership Interests shall be treated as a New Capital Contribution made hereunder as of the date of such transaction.
62    “Notices” has the meaning given such term in Section 14.2.
63    “NYSE” means the New York Stock Exchange, Inc.
64    “Ordinary Distributions” means any distributions other than a distribution made under Section 5.5 (including amounts that would have been distributed under Section 5.5 if not for the last sentence of Section 5.5) or an extraordinary distribution arising from a leveraged recapitalization or other non-ordinary course transaction.
65    “Original Filing Date” has the meaning given such term in the Recitals.
66    “Participating Offeree” has the meaning given such term in Section 13.8.
67    “Participation Interest” has the meaning given such term in Section 13.8.
68    “Participation Notice” has the meaning given such term in Section 13.8.
69    “Partnership” means American Midstream Partners, LP, a Delaware limited partnership, and any successors thereto.
70    “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated November 4, 2009, as amended from time to time, or any successor agreement.
71    “Partnership IPO” means the initial public offering of securities of the Partnership that result in securities of the Partnership being listed for trading on a National Securities Exchange.
72    “Partnership IPO Closing Date” means the closing date of the sale of the Common Units in the Partnership IPO.

Exhibit 3.1

“Partnership Group” means the Partnership and its subsidiaries treated as a single consolidated entity.
73    “Permitted Transfer” means, with respect to the Class B Membership Interest or a Class C Membership Interest, (i) any Transfer that is approved by the Board, in its sole and absolute discretion, (ii) any Transfer to HPIP or an Affiliate of HPIP pursuant to the terms of the Purchase Agreement, (iii) any Transfer pursuant to Sections 13.7, 13.8 or 13.9, as applicable, and (iv) with respect to any Class C Membership Interest any Transfer permitted under the terms of the Class C Award Agreement with respect to such Class C Membership Interest.
74    “Permitted Transferee” means any person or entity who acquires all or a portion of the Class B Membership Interest pursuant to a Permitted Transfer.
75    “Person” means any individual, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, Governmental agency or any political subdivision thereof, or any other entity.
76    “Purchase Agreement” has the meaning has the meaning given such term in the Recitals.
77    “Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.
78    “Registered Public Accountants” means a firm of independent registered certified public accountant selected from time to time by the Members.
79    “Regulatory Allocations” has the meaning given such term in Section 5.1.
80    “Remaining Interests” has the meaning given such term in the Recitals.
81    “Sale Event” has the meaning given such term in Section 13.9.
82    “Sale Request” has the meaning given such term in Section 13.9.
83    “Second Amended and Restated Agreement” has the meaning given such term in the Recitals.
84    “Sharing Percentage” means, with respect to a Class A Member or a Class B Member, the percentage obtained by dividing (i) such Member’s Capital Contributions by (ii) the aggregate Capital Contributions for all Members, provided, however, that after Class C Payout, the Sharing Percentages of the Class A Members and the Class B Members will be proportionately reduced (pro-rata based on their respective Sharing Percentages prior to Class C Payout) to account for the Sharing Percentages of the Class C Members. The Sharing Percentage of each Class A Member and Class B Member as of the date hereof is set forth on Exhibit A. Prior to Class C Payout, the Sharing Percentage of the Class C Members shall be zero. After Class C Payout, the Sharing Percentage of a Class C Member shall equal the product of 0.085% multiplied by the number of Class C Units then held by such Class C Member.
85    “Special Approval” means approval by a majority of the members of the Conflicts Committee.
86    “Subsidiary” has the meaning given such term in the Partnership Agreement.
87    “Tax Matters Member” has the meaning given such term in Section 10.3.

Exhibit 3.1

88    “Term” has the meaning given such term in Section 2.5.
89    “Transfer” (and related words) means, with respect to any Membership Interests, a sale, assignment, transfer, conveyance, gift, exchange or other transfer thereof, whether such transfer be voluntary, involuntary or by operation of Applicable Law.
90    “Transferred Interests” has the meaning has the meaning given such term in the Recitals.
91    “Transferee” means a person who has received Membership Interests by means of a Transfer.
92    “Transferor” has the meaning given such term in Section 13.2.
93    “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final, Treasury Regulations.
94    “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of such Person.
(a)    Other terms defined herein have the meanings so given them.
SECTION 1.2    Construction.
Unless the context requires otherwise, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter, (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa, (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes and (d) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.
Article II

ORGANIZATION
SECTION 2.1    Formation.
The Company was formed as a Delaware limited liability company by the filing of the Delaware Certificate, dated as of the Original Filing Date, with the Secretary of State of the State of Delaware pursuant to the Act.
SECTION 2.2    Name.
The name of the Company is “American Midstream GP, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Board may select.
SECTION 2.3    Registered Office; Registered Agent; Principal Office.
The name of the Company’s registered agent for service of process is The Corporation Trust Company, and the address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The principal place of business of the Company shall

Exhibit 3.1

be located at 200 Clarendon Street, 55th Floor, Boston, Massachusetts 02117. The Board may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Board may from time to time determine.
SECTION 2.4    Purposes.
(a)    The purposes of the Company are to act as the general partner of the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.
(b)    Notwithstanding any other provision of this Agreement, the Company is hereby authorized to execute, deliver and perform, and any Class A Member, Director or officer of the Company on behalf of the Company, is hereby authorized to execute and deliver the Purchase Agreement, the Third Amended and Restated Agreement of Limited Partnership of the Partnership, the Contribution Agreement and any documents contemplated thereby or related thereto and any amendments to any such documents, all without any vote or consent of any member or any other Person.
SECTION 2.5    Term.
The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 12.4.
SECTION 2.6    No State Law Partnership.
The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal, state, local and foreign income tax purposes, and this Agreement may not be construed to suggest otherwise.
SECTION 2.7    Title to Company Assets.
Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership interest in such Company assets or portion thereof.
SECTION 2.8    Liability of Members, Assignees, Directors and Officers.
To the fullest extent permitted by applicable law, no Member, Assignee, Director or officer, solely by reason of being a Member, Assignee, Director or officer, shall be liable, under a judgment, decree or order of a court, under common law or in any other manner, for a debt, obligation or liability of the Company or the Partnership, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, Assignee, Director, officer, agent or employee of the Company or its Affiliates. To the fullest extent permitted by law, the failure of the Company (acting in its own capacity or as the general partner of the Partnership) to observe any formalities or requirements relating to the exercise of its powers or management of its (or the Partnership’s) business or affairs shall not be grounds for imposing liability for any such debts, obligations or liabilities of the Company or the Partnership.

Exhibit 3.1

SECTION 2.9    Limited Liability Company Agreement; Effect of Inconsistencies with the Act.
It is the express intention of the Members that this Agreement shall be the sole governing document for the Company and, except to the extent a provision of this Agreement is expressly prohibited or ineffective under a nonwaivable provision of applicable law, this Agreement shall govern even when inconsistent with, or different than, the provisions of applicable law. To the extent any provision of this Agreement is prohibited or ineffective under a nonwaivable provision of applicable law, this Agreement shall be considered amended to the least degree possible in order to make this Agreement effective under applicable law. If applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Members shall be entitled to rely on the provisions of this Agreement, and the Members shall not be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Agreement.
Article III

MEMBERSHIP
SECTION 3.1    Membership Interests; Additional Members.
(a)    Effective as of April 15, 2013, (i) AIM Midstream Holdings transferred the Transferred Interests to HPIP, (ii) HPIP was admitted as a Member owning the Transferred Interests, (iii) AIM Midstream Holdings continued as a Member of the Company owning the Remaining Interests and (iv) the Company continued without dissolution.
(b)    Effective immediately following the transfer of the Transferred Interests as described in Section 3.1(a):
(i)    the classes of Membership Interests in the Company consisted of either a Class A Membership Interest or a Class B Membership Interest;
(ii)    the Transferred Interests were converted into the Class A Membership Interest and HPIP was designated as a Class A Member; and
(iii)    the Remaining Interests were converted into the Class B Membership Interest and AIM Midstream Holdings was designated as a Class B Member;
(c)    Each Class A Member shall have the right to vote as to all matters submitted to a vote of the Members as described in Section 8.4.
(d)    Except as specifically and unconditionally required by Applicable Law, the Members agree that no Class B Member shall have voting rights and the Class B Members shall have no right to vote the Class B Membership Interest.
(e)    Exhibit A reflects the Members’ ownership of the Class A Membership Interest the Class B Membership Interest and each Members’ Sharing Percentage, in each case as of the date hereof. The Board shall be authorized, and without the requirement of consent by any Member, to provide such revisions or amendments to Exhibit A as may be necessary from time to time to reflect changes effected in accordance with this Agreement, including changes in the membership of the Company, addresses for notices and Sharing Percentages.

Exhibit 3.1

(f)    Additional Person(s) may be admitted to the Company as a Member(s) in exchange for such consideration and upon such other terms and conditions, in each case as determined by the Board in good faith. The terms of admission or issuance must specify the Sharing Percentages applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties, including rights, powers and duties that are senior in preference to existing Members. The Board may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers and duties, and such an amendment shall be deemed approved and executed by the Members. Any such admission is effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member and such new Member’s ratification of this Agreement and agreement to be bound by it. Upon the admission of a new Member, Exhibit A will be updated to reflect such admission. Notwithstanding the foregoing, no additional Membership Interest shall be issued to HPIP or any of its Affiliates without (i) the prior written consent of AIM Midstream Holdings, which consent shall not be unreasonably withheld or denied, or (ii) offering the Class B Members a right to participate in such issuance on a proportionate basis to the Class B Members’ Sharing Percentage at the lower of (A) the price at which the Membership Interests are being issued to HPIP or its Affiliate or (B) the fair market value of such Membership Interests (it being agreed that any price of a Membership Interest issued to an Affiliate of HPIP in which a third party owns an interest shall be presumed to be fair market value). In addition, except with respect to the Company’s exercise of the preemptive rights provided to the Company pursuant to the Partnership Agreement, no Class A Member shall take any action, and shall cause the Board and any officer(s) not to take any action, that would result in the issuance of any security of the Partnership to an Affiliate of HPIP, the issuance of which would have a disproportionate adverse effect on the Class B Members as compared to the Class A Members, without (i) the approval of the Conflicts Committee or (ii) the prior written consent of AIM Midstream Holdings, which consent shall not be unreasonably withheld or denied. In addition, notwithstanding anything herein to the contrary, except with the express written approval of each Class C Member, which consent shall not be unreasonably withheld or denied, (x) no additional Membership Interest shall be issued to any Person (whether then a Member or otherwise) to the extent such Membership Interest would reduce the Sharing Percentage of any Class C Member hereunder, and (y) except with respect to the Company’s exercise of preemptive rights provided to the Company pursuant to the Partnership Agreement, no Class A Member shall take any action, and shall cause the Board and any officer(s) not to take any action, that would result in the issuance of any security of the Partnership to an Affiliate of HPIP, the issuance of which would have a material and disproportionate adverse effect on the Class C Members as compared to the Class A Members or Class B Members, without the approval of the Conflicts Committee.
(g)    As of the date hereof, the Company hereby creates the Class C Membership Interest as described in this Section 3.1(g):
(i)    The Class C Membership Interest shall initially consist of 100 Class C units (“Class C Units”), all of which have been issued to the Executive Family Vehicle on the date hereof pursuant to a Class C Award Agreement.
(ii)    No Capital Contributions will be required to be made by the Class C Members on account of the issuance of any Class C Membership Interest to such Members.
(iii)    The Class C Membership Interests shall be subject to such vesting, forfeiture, repurchase and other terms and conditions as may be set forth in the applicable Class C Award Agreement covering such Class C Membership Interest, however, notwithstanding any provision of this Agreement or a Class C Award Agreement to the contrary, all allocations and distributions under Article V will be made without regard to whether or not any outstanding Class C Membership Interest is vested.

Exhibit 3.1

(iv)    All assignees and substitute Members (including spouses and former spouses) shall be subject to the terms of any applicable Class C Award Agreement, regardless of the fact that any such assignee or substitute Member is not an employee or other service provider of the Company (i.e., if the employment of the Class C Member who assigned the Class C Membership Interest to such assignee or substitute Member is terminated, the forfeiture, repurchase and other applicable terms of the Class C Award Agreement shall apply to such Class C Membership Interest regardless of their ownership).
(v)    Notwithstanding any provision of this Agreement to the contrary, including Section 14.5, the number of authorized Class C Units shall not be increased without the consent of the Board, provided that any increase in the number of authorized Class C Units will not reduce the Sharing Percentage of the Initial Class C Member without the consent of the Initial Class C Member. For the avoidance of doubt, if any Class C Units are forfeited or repurchased by the Company, the Board may re-issue such forfeited or repurchased Class C Units to other employees and service providers (including to current Class C Membership Interest holders).
(vi)    The Company and each Class C Member agree to treat any Class C Membership Interest as separate “Profits Interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat a Class C Member holding a Profits Interest as the owner of such Profits Interest from the date such Profits Interest is granted, and shall file its IRS Form 1065, and issue appropriate Schedule K-1s to such Class C Member, allocating to such Class C Member its distributive share of all items of income, gain, loss, deduction and credit associated with such Profits Interest as if it were fully vested. Each such Class C Member agrees to take into account such distributive share in computing its Federal income tax liability for the entire period during which it holds the Profits Interest. Except as required pursuant to a “Determination” as defined in Code Section 1313(a) or a change in applicable law, the Company and each Class C Member agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of such Profits Interest issued to a Member, either at the time of grant of the Profits Interest, or at the time the Profits Interest becomes substantially vested. The undertakings contained in this Section 3.1(g)(vi) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. Each Class C Member agrees to timely file an election pursuant to Section 83(b) of the Code with respect to such Class C Member’s Class C Membership Interest.
(vii)    Except as expressly provided in this Section 3.1(g) or in a Class C Award Agreement, and notwithstanding any other provision of this Agreement to the contrary, the Class C Members shall not have, in respect of their Class C Membership Interests, any voting, control, information or other non-economic rights, except as required by law. Notwithstanding anything herein to the contrary, the Company shall not merge, consolidate, combine or engage in any other restructuring with any other Person if a material purpose of such transaction is to materially and adversely affect the rights or obligations of any Class C Member in a manner that would require the consent of such Class C Member pursuant to the last sentence of Section 14.5 if such result were instead achieved or to be achieved pursuant to an amendment or proposed amendment to this Agreement or the Delaware Certificate, without first obtaining the consent described therein.
SECTION 3.2    Liability of Members and Assignees.
The Members and Assignees agree that the rights, duties and obligations of the Members and Assignees in their capacities as such are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members and Assignees agree that the existence of any rights of a Member or Assignee, or the exercise or forbearance from exercise of any such rights shall not create any duties or obligations of

Exhibit 3.1

the Member or Assignees in their capacities as such, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Members or Assignees; provided, however, that each Member shall act in accordance with the implied contractual covenant of good faith and fair dealing.
SECTION 3.3    Resignation.
A Member does not have the right or power to resign.
Article IV

CAPITAL CONTRIBUTIONS
SECTION 4.1    Capital Contributions.
The parties hereto agree that, as of the date hereof, the respective amounts of the Capital Contributions of the Members with respect to their Membership Interests and the percentage of such class of Membership Interests owned by each Member, together with each Member’s Sharing Percentage, are as set forth on Exhibit A. Except as otherwise described in the last sentence of this Section 4.1, HPIP and its Affiliates will not make any additional Capital Contributions to the Company unless it is in exchange for additional Membership Interests in compliance with Section 3.1(f). Upon the admission of a subsequent Member or a Capital Contribution made by any Member in accordance with the terms of this Agreement, the Board shall update Exhibit A to reflect the Capital Contribution, Sharing Percentage attributable to such Member, and such amendment need be executed only by an authorized officer of the Company. After admission as a Member, no Member shall be obligated to make any additional capital contributions to the Company. Notwithstanding anything herein to the contrary, to the extent the Company would not have sufficient Available Cash to permit the Company to make those distributions described in Section 5.5 in any Quarter in full with respect to the Class C Member, HPIP shall contribute an amount of cash to the Company within seven (7) Business Days after the end of the immediately preceding Quarter so that such distributions may be made in full to the Class C Member.
SECTION 4.2    Loans; Other Related Party Transactions.
If the Company does not have sufficient cash to pay its obligations, any Class A Member may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.2 constitutes a loan from the Member to the Company, bears interest at a market rate determined by the Class A Members from the date of the advance until the date of payment and is not a Capital Contribution. Notwithstanding anything herein to the contrary, the terms and conditions with respect to any loan as described above, and any other transaction between or among the Company on the one hand and any Member or any Affiliate thereof on the other hand (i) shall be approved by Special Approval, (ii) shall not be engaged in with a material purpose to disproportionately and adversely affect, in any material respect, (A) the economic rights of the Class C Members as compared to the Class A Members or Class B Members or (B) the economic rights of the Class B Members as compared to the Class A Members, or (iii) shall have fair market value terms (or be otherwise fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company)) as reasonably and in good faith determined by the Company, and any such transaction shall be disclosed to the Initial Class C Member and the Class B Members in writing before it is entered into by the Company.
SECTION 4.3    Return of Contributions.

Exhibit 3.1

Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
SECTION 4.4    Capital Accounts.
A Capital Account shall be established and maintained for each Member in accordance with the Allocation Regulations. The Capital Account of each Member as of the date hereof is as set forth on Exhibit A.
Article V

DISTRIBUTIONS AND ALLOCATIONS
SECTION 5.1    Allocations for Capital Account Purposes. %3. Except as otherwise set forth in Section 5.1(b), for purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction for any fiscal year shall be allocated and charged to the Members to cause, to the extent possible, the positive Capital Account balances of the Members (as adjusted to reflect all allocations under Section 5.1(b) and all distributions through the end of such fiscal year) to equal, as nearly as possible:
(i)    the amount such Member would receive if all assets of the Company at the end of such taxable period were sold for cash at their Carrying Value, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of “nonrecourse liabilities” (as defined in Treasury Regulation Section 1.752-1(a)(2)) and “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) to the Carrying Value of the property securing such liabilities), and any remaining cash were distributed to the Members under Section 5.4, minus
(ii)    the sum of (x) the amount, if any, that such Member would be obligated to contribute to the Partnership immediately after such a hypothetical liquidation, (y) such Member's share of any “partnership minimum gain” (within the meaning of Section 1.704-2(b)(2) of the Treasury Regulations) determined pursuant to Treasury Regulation Section 1.704-2(g), and (z) such Partner's share of “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704 2(i)(4) of the Treasury Regulations) determined pursuant to Treasury Regulation Section 1.704-2(i)(5), in the case of clauses (y) and (z) as all computed immediately prior to the hypothetical sale described above
For the avoidance of doubt, AIM Midstream Holdings Capital Account shall not exceed the maximum amount it could receive under Section 5.4.
(c)    Prior to making any allocations provided for in Section 5.1(a) above, the following special allocations shall be made in the following order:
(i)    Minimum Gain Chargeback. To the extent required by Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in "partnership minimum gain" (within the meaning of Section 1.704-2(b)(2) of the Treasury Regulations) in a fiscal year, then each Member shall be specially allocated items of income and gain (including gross income) arising during that fiscal year (and if necessary subsequent fiscal years), equal to such Member's share of the net decrease in partnership minimum gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to

Exhibit 3.1

be allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.1(b)(i) is intended to comply with the minimum gain chargeback requirements of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in "partner nonrecourse debt minimum gain" (within the meaning of Section 1.704 2(i)(4) of the Treasury Regulations) in any fiscal year, then each Member that has a share of the "partner nonrecourse debt minimum gain" as of the beginning of the fiscal year shall be specially allocated items of income and gain arising during that fiscal year (and if necessary subsequent fiscal years) to the extent required by Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.1(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    Qualified Income Offset. In the event any Member receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704‑1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.
(iv)    Nonrecourse Deductions. If there are any “nonrecourse deductions” (within the meaning of Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c)) in a fiscal year, then each Member shall be allocated its share of such nonrecourse deductions in proportion to its respective Sharing Percentage.
(v)    Member Nonrecourse Deductions. If there are any “partner nonrecourse deductions” (within the meaning of Treasury Regulation Section 1.704-2(i)(1)) in a fiscal year, then such deductions shall be allocated to the Member that bears the economic risk of loss for the "partner nonrecourse liability" (within the meaning of Treasury Regulation Section 1.704-2(b)(4)) to which the deductions are attributable.
(vi)    Gross Income Allocations. In the event any Member has a deficit balance in such Member’s Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iii) shall be made only if and to the extent that such Member would have a deficit balance in such Member’s Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if Section 5.1(b)(iii) were not in the Agreement.
(vii)    Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Allocation Regulations.

Exhibit 3.1

(viii)    Curative Allocation. The special allocations set forth in Section 5.1(b)(i) through (vii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 5.1, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.
SECTION 5.2    Tax Allocations.
For federal income tax purposes, except as otherwise required by the Code, the Allocation Regulations or the following sentence, each item of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as corresponding items are allocated in Section 5.1. Notwithstanding any provisions contained herein to the contrary, in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, Company items of income, gain, loss and deduction shall be allocated to take into account any variation between the Company’s tax basis in Company Property and its Carrying Value. Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member in any manner that reasonably reflects the purpose and intention of this Agreement, provided, that the Company shall use the remedial allocation method set forth in Treasury Regulation Section 1.704-3(d). Allocations pursuant to this Section 5.2 are solely for purposes of federal, state and local taxes, and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account, share of allocations pursuant to Section 5.1, or distributions pursuant to any provision of this Agreement.
SECTION 5.3    Varying Interests.
All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Percentage, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Class A Members in their sole discretion to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Percentages.
SECTION 5.4    Distributions.
Except as otherwise provided in Section 12.2, and expressly subject to Sections 5.5 and 5.6 and the last sentence of this Section 5.4, cash may be distributed at such time and in such amounts as the Board of Directors of the Company (the “Board”) shall determine to the Members in accordance with their then respective Sharing Percentages. Such distributions shall be made concurrently to the Members (or their Assignees) as reflected on the books of the Company on the date set for purposes of such distribution; provided, however, that within 50 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article V. Distributions to the Class A, Class B and Class C Members shall be made simultaneously in accordance with each such Member’s Sharing Percentage (at the time the amounts of such distributions are determined and taking into account that the Sharing Percentage of Class C Members will be zero until Class C Payout has occurred). Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of distributions with respect to the Class B Membership Interest exceed an amount equal to (i) $40,000,000, plus (ii) two times the amount of any Capital Contributions made by AIM Midstream Holdings to the Company on or after January 31, 2014. Any amounts not distributed with respect to Class B Membership Interests pursuant to the immediately preceding sentence shall be distributed to the Class A Members and (to the

Exhibit 3.1

extent Class C Payout has occurred) Class C Members in accordance with their respective Sharing Percentages. For the avoidance of doubt, if any amount is distributed by the Company pursuant to or in accordance with this Section 5.4 (including by way of Section 12.2(a)(iii)(C)) prior to Class C Payout having occurred, and such distribution is in an amount in excess of the amount that causes Class C Payout to have occurred, such distribution shall be bifurcated and distributed in accordance with the Sharing Percentages pre- and post- Class C Payout, as applicable. Notwithstanding anything is this Section 5.4 to the contrary, to the extent HPIP makes any Capital Contributions described in the last sentence of Section 4.1, amounts otherwise distributable pursuant to this Section 5.4 shall first be distributed to HPIP in an amount equal to such Capital Contributions (and, for the avoidance of doubt, any distributions to HPIP pursuant to this sentence will not reduce or otherwise impact HPIP’s entitlement to any subsequent or other contemporaneous disutributions).
SECTION 5.5    Tax Distributions. Prior to any distributions being made by the Company pursuant to Section 5.4 in any Quarter, the Company shall within ten (10) Business Days after the end of the immediately preceding Quarter, only to the extent of Available Cash, distribute to each Member an amount equal to the Hypothetical Tax Amount with respect to such Member and such immediately preceding Quarter, provided, however, that for purposes of calculating the Hypothetical Tax Amount with respect to such immediately preceding calendar quarter and making such distribution within ten (10) Business Days after the end of such Quarter, the net amount of cumulative income and gain, less losses, deductions and credits, estimated by the Company to be allocable to such Member for federal income tax purposes for such quarter will be determined based on the average of the Partnership’s net cumulative income and gain, less losses, deductions and credits (taking into account the character of income and loss and the deductibility of state and local taxes for federal income tax purposes) over the four (4) prior Quarters. As soon as practicable after the making of any distribution under the preceding sentence (or the making of the determination that no such distribution was required), the Company shall determine an actual estimate of the net amount of cumulative income and gain, less losses, deductions and credits allocable to each Member (taking into account the character of income and loss and the deductibility of state and local taxes for federal income tax purposes) for federal income purposes for the Quarter in question (an “Actual Estimate”), and (i) if the distribution that was made was less than what a Member should have received based upon such Actual Estimate, the Company will promptly, only to the extent of Available Cash, distribute to such Member an amount equal to such deficit, or (ii) of the distribution that was made was more than what a Member should have received based upon such Actual Estimate, then subsequent distributions under this Section 5.5 shall be reduced (but not below zero) until such excess has been recouped. To the extent the Company does not have sufficient Available Cash to make any distributions described in this Section 5.5, such distributions shall be made in the same proportion as the amounts otherwise distributable pursuant to this Section 5.5; provided, however, that to the extent HPIP makes any Capital Contributions described in the last sentence of Section 4.1, such amounts so contributed shall be distributed entirely to the Class C Member. Any amount distributed to any Member pursuant to this Section 5.5 shall be treated as an advance against the next subsequent distributions to such Member (whether in such Quarter or any future Quarter) pursuant to or in accordance with Section 5.4 (including by way of Section 12.2(a)(iii)(C)), and shall reduce such next subsequent distributions to such Member on a dollar-for-dollar basis. Notwithstanding any provision of this Agreement to contrary, the Company shall not be required to make any distribution under this Section 5.5 with respect to any Quarter if the Class C Member is not entitled to a distribution under this Section 5.5 with respect to such Quarter.
SECTION 5.6    Limitations on Distributions.
Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate any Applicable Law.

Exhibit 3.1

Article VI

MANAGEMENT
SECTION 6.1    Management by Board of Directors.
Except as expressly provided in this Agreement, the business and affairs of the Company shall be fully vested in, and managed by, the Board and, subject to the discretion of the Board, officers elected pursuant to Article VII. The Directors and officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise provided in this Agreement, the authority and functions of the Board, on the one hand, and of the officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware; provided, however, that the Board may, at its discretion, delegate to the officers of the Company any management power, authority or function vested in the Board, regardless of whether the board of directors of a corporation organized under the Delaware General Corporation Law could delegate such power, authority or function to the officers of such a corporation. The officers shall be vested with such powers and duties as are set forth in Article VII and as are specified by the Board. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the officers who shall be agents of the Company. The Members in their capacity as Members shall not have any power or authority to manage the business or affairs of the Company or to bind the Company or enter into agreements on behalf of the Company.
SECTION 6.2    Number; Qualification; Tenure.
The number of directors constituting the Board shall be between one and nine (each a “Director” and, collectively, the “Directors”), unless otherwise fixed from time to time pursuant to a resolution adopted by a majority of Directors. A Director need not be a Member. Each Director shall be elected or approved by the Class A Members at an annual meeting of the Class A Members and shall serve as a Director of the Company for a term of one year (or their earlier death or removal from office) or until their successors are elected and qualified. The Directors of the Company as of the date hereof are listed on Exhibit B, which exhibit will also reflect which Director is the Chairman of the Board of the Company, the title of any Director that is an officer of the Company, and which Directors are intended to be Independent Directors, in each case as of the date hereof.
SECTION 6.3    Regular Meetings.
Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.
SECTION 6.4    Special Meetings.
A special meeting of the Board may be called at any time at the written request of (a) the Chairman of the Board, (b) a majority of the Independent Directors or (c) any three Directors.
SECTION 6.5    Notice.
(a)    Written notice of all special meetings of the Board must be given to all Directors at least one Business Day prior to any special meeting of the Board.

Exhibit 3.1

(b)    All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by email, hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein.
(c)    Attendance of a Director at a meeting shall constitute waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of business on the ground that the meeting is not lawfully called or convened. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.
SECTION 6.6    Action By Consent of Board or Committee of Board.
To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as a written consent with respect to any action taken in lieu of a meeting (“Consent”) is signed by at least as many members of the Board or the committee thereof as would have been required to take such action at a meeting of the Board or such committee at which all members of the Board or such committee are present, provided however, for so long as ArcLight Capital Partners or an affiliate thereof (“Arclight”) controls the Company and at least one (1) Board member is appointed by ArcLight, said Consent must include the signature of at least one (1) ArcLight Board member.
SECTION 6.7    Conference Telephone Meetings.
Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
SECTION 6.8    Quorum.
A majority of all Directors, present in person or participating in accordance with Section 6.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of all Directors of the Board, or any committee of the Board, respectively. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.
SECTION 6.9    Vacancies; Increases in the Number of Directors.
Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the Class A Members in their sole discretion. Any Director so chosen shall hold office until the next annual election and until his successor shall be duly elected and shall qualify, unless sooner displaced.
SECTION 6.10    Committees.
(a)    The Board may establish committees of the Board and may delegate any of its responsibilities, except as otherwise prohibited by Applicable Law, to such committees.

Exhibit 3.1

(b)    The Board shall have an audit committee (the “Audit Committee”) comprised of not less than three Directors in accordance with the rules of the NYSE, all of whom shall be Independent Directors. The Audit Committee shall establish a written audit committee charter in accordance with the rules of the NYSE (or such other National Securities Exchange or quotation service on which the Common Units may be listed), as amended from time to time. “Independent Director” shall mean a Director meeting the standards required of directors who serve on an audit committee of a board of directors established by (i) the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder and (ii) the NYSE (or such other National Securities Exchange or quotation service on which the Common Units may be listed).
(c)    The Board may have a conflicts committee (the “Conflicts Committee”) comprised of two or more Directors, each of whom shall be Independent Directors and none of whom shall be (i) security holders, officers or employees of the Company, (ii) officers, directors or employees of any Affiliate of the Company or (iii) holders of any ownership interest in the Partnership or any of its subsidiaries other than Common Units or awards that may be granted under the LTIP. The Conflicts Committee shall function in the manner described in the Partnership Agreement.
(d)    A majority of any committee, present in person or participating in accordance with Section 6.7, shall constitute a quorum for the transaction of business of such committee.
(e)    A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 6.5. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.
SECTION 6.11    Removal.
Any Director or the entire Board may be removed at any time, with or without cause, by the Class A Members; provided, however, that any such removal shall be without prejudice with respect to any contractual rights of any Person so removed.
SECTION 6.12    Compensation of Directors.
Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board, no Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, except that each Director shall be compensated for attendance at Board meetings at rates of compensation as from time to time established by the Board or a committee thereof; provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. In addition, the Directors who are not employees of the Company or any Affiliate thereof shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board or committees thereof.
Article VII

OFFICERS

Exhibit 3.1

SECTION 7.1    Appointed Officers.
(a)    The officers of the Company shall be appointed by, and shall serve at the pleasure of, the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The appointed officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer and such other officers (including, without limitation, a President, a Chief Operating Officer, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and a General Counsel) as the Board from time to time may deem proper.
(b)    The Chairman of the Board shall be chosen from among the Directors. All officers appointed by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VII. The Board or any committee thereof may from time to time elect or appoint, as the case may be, such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers) and agents, as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.
SECTION 7.2    Election and Term of Office.
The officers of the Company shall be appointed annually by the Board at the regular meeting of the Board held after the annual meeting of the Class A Members or at such time and for such term as the Board shall determine. Each officer shall hold office until such person’s successor shall have been duly appointed and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 7.14.
SECTION 7.3    Chairman of the Board.
The Chairman of the Board shall preside at all meetings of the Board. If the Chairman is unable to preside at a meeting of the Board and the Chief Executive Officer is also unable to preside at such meeting pursuant to Section 7.4, then the Directors may appoint another Director to preside at such meeting. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his absence or inability to act.
The Chairman of the Board shall be responsible for the general management of the affairs of the Company. The Chairman of the Board shall have the authority to sign, in the name and on behalf of the Company, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the Company and to otherwise manage the operations and affairs of the Company. The Chairman shall have such other duties and powers as the Board may from time to time prescribe.
SECTION 7.4    Chief Executive Officer.
The Chief Executive Officer shall perform all duties incidental to such person’s office that may be required by law and all such other duties as are properly required of him by the Board. He shall report directly to the Chairman of the Board (or, if the Chief Executive Officer is also the Chairman of the Board, he shall report directly to the Board) and shall see that all orders of the Chairman of the Board and/or the Board, as applicable, and resolutions of the Board and of any committee thereof are carried into effect. The Chief Executive Officer shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company or shall be required by law to be otherwise executed. The

Exhibit 3.1

Chairman of the Board may serve in the capacity of Chief Executive Officer. If the Chairman of the Board does not so serve, then the Chief Executive Officer, if he is also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board.
SECTION 7.5     President.
The Chief Executive Officer may serve in the capacity as President. If the Chief Executive Officer does not so serve, then the President shall assist the Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs. The President shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company or shall be required by law to be otherwise executed. The President shall report to the Chairman of the Board except to the extent the latter determines otherwise.
SECTION 7.6    Chief Financial Officer.
The Chief Financial Officer shall be responsible for financial reporting for the Company and shall perform all duties incidental to such person’s office that may be required by law and all such other duties as are properly required by of him by the Board. The Chief Financial Officer shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company or shall be required by law to be otherwise executed. He shall make reports to the Board and shall see that all orders and resolutions of the Board and any committee thereof relating to financial reporting are carried into effect. The Chief Financial Officer shall report to the Chairman of the Board except to the extent the latter determines otherwise.
SECTION 7.7    Chief Operating Officer.
The Chief Operating Officer of the Company shall assist the Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs. The Chief Operating Officer shall report to the Chairman of the Board except to the extent the latter determines otherwise.
SECTION 7.8    Vice Presidents.
Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Chairman of the Board.
SECTION 7.9    Treasurer.
(f)    The Treasurer shall exercise general supervision over the receipt, custody and disbursement of company funds. The Treasurer shall, in general, perform all duties incident to the office of Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Chairman of the Board.
(g)    Assistant Treasurers shall have such of the authority and perform such of the duties of the Treasurer as may be provided in this Agreement or assigned to them by the Chairman of Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer and, in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of

Exhibit 3.1

the Treasurer. During the Treasurer’s absence or inability, the Treasurer’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Chairman of the Board may designate.
SECTION 7.10    Secretary.
(a)    The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members. The Secretary shall (i) see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; (ii) be custodian of the records and, if the Company shall adopt a seal, the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; (iii) see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and (iv) in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Chairman of the Board.
(b)    Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Chairman of the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Chairman of the Board may designate.
SECTION 7.11    Powers of Attorney.
The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the officers and other Persons.
SECTION 7.12    Delegation of Authority.
Unless otherwise provided by this Agreement or by resolution of the Board, no officer shall have the power or authority to delegate to any Person such officer’s rights and powers as an officer to manage the business and affairs of the Company.
SECTION 7.13    Expenses.
The officers and agents shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder. In addition, the Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses reasonably incurred in the course of their service hereunder.
SECTION 7.14    Removal.
Any officer appointed, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby; provided, however, that any such removal shall be without prejudice with respect to any contractual rights of the officer so removed. No appointed officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the appointment of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.
SECTION 7.15    Vacancies.

Exhibit 3.1

A newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.
Article VIII

MEMBER MEETINGS
SECTION 8.1    Meetings.
Except as otherwise provided in this Agreement, all acts of the Members to be taken hereunder shall be taken in the manner provided in this Article VIII. An annual meeting of the Class A Members for the transaction of such business as may properly come before the meeting shall be held at such time and place as the Board shall specify in the notice of the meeting, which shall be delivered to each Class A Member at least 10 and not more than 60 days prior to such meeting. Special meetings of the Class A Members may be called by the Board or by any Class A Member. A Class A Member shall call a meeting by delivering to the Board one or more requests in writing stating that the signing Class A Member wishes to call a meeting and indicating the general or specific purposes for which the meeting is to be called.
SECTION 8.2    Notice of a Meeting.
Notice of a meeting called pursuant to Section 8.1 shall be given to the Class A Members in writing by mail or other means of written communication in accordance with Section 14.2. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
Attendance of a Class A Member at a meeting shall constitute a waiver of notice of such meeting, except where a Class A Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
SECTION 8.3    Action by Consent of Members.
Any action that may be taken at a meeting of the Class A Members may be taken without a meeting if an approval in writing setting forth such action is signed by the Class A Members holding not less than the minimum percentage of the Class A Membership Interest that would be necessary to authorize or take such action at a meeting at which all the Class A Members entitled to vote on such matter were present and voted.
SECTION 8.4    Member Vote.
Unless a provision of this Agreement specifically provides otherwise, any provision of this Agreement requiring the authorization of, or action taken by, the Members shall require the approval of members holding a majority of the Class A Membership Interest identified on Exhibit A.
SECTION 8.5    In the Event of a Sole Member.
Notwithstanding any other provision of this Agreement, at any time at which there is only a single Member of the Company, any provision herein that requires a Member to make a delivery to, or to obtain the consent of, the other Members of the Company shall be disregarded until such time as an additional Person is admitted as a Member of the Company.

Exhibit 3.1

Article IX

OUTSIDE ACTIVITIES AND INDEMNIFICATION OF DIRECTORS,
OFFICERS, EMPLOYEES AND AGENTS
SECTION 9.1    Outside Activities.
(a)    It shall be deemed not to be a breach of any duty (including any fiduciary duty) existing hereunder, at law, in equity or otherwise, or any other obligation of any type whatsoever of (i) any Director or officer, or Affiliates of such Director or officer, to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided, that such Affiliate does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Director or (ii) any Director, officer or other employee of the Company to be a director, manager, officer, employee or consultant of any Affiliate or Member or any Affiliate of any Member of the Company; provided, that the Board is advised of such other relationship and does not object thereto; and further, provided, that such officer or employee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Person.
(b)    Except as may be restricted by any other agreement, each Member shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Member, independently or with others, including business interests and activities in direct competition with the business and activities of the Company or its subsidiaries, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law or equity to the Company or its subsidiaries or any Member. None of the Company, its subsidiaries, any Member or any other Person shall have any rights by virtue of this Agreement, or the relationship established hereby in any business ventures of any Member. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, (i) the engaging in competitive activities by any Member in accordance with the provisions of this Section 9.1(b) is hereby approved by the Board and all Members, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Member for the Members to engage in such business interests and activities in preference to or to the exclusion of the Company and (iii) the Members shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Company; provided, however, that such Member does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Member.
(c)    Notwithstanding anything to the contrary in this Agreement, but subject to the terms of any other agreement to which a party may be subject, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, Director or officer. No Member, Director or officer who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Member, Director or officer shall not be liable to the Company or any of its subsidiaries, any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member, Director or officer pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided, that such Member, Director or officer does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Member, Director or officer.

Exhibit 3.1

(d)    No Member or other Person save the Company shall have any rights by virtue of a Director’s or officer’s duties as a Director or officer, as the case may be, under this Agreement, any Group Member Agreement, applicable law or otherwise in any business ventures of any Director or officer, as the case may be.
(e)    Notwithstanding anything to the contrary in this Agreement, to the extent that any provisions of this Section 9.1 purport or are interpreted to have the effect of restricting, eliminating or otherwise modifying the duties (including fiduciary duties) that might otherwise, as a result of Delaware or other applicable law, be owed by the Directors, the officers or any of their Affiliates to the Company and its Members, or to constitute a waiver or consent by the Members to any such fiduciary duty, such provisions in this Section 9.1 shall be deemed to have been approved by the Members, and the Members hereby agree that such provisions shall replace or eliminate such duties.
SECTION 9.2    Indemnification. %3. To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.2, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 9.2 shall be made only out of the assets of the Company, it being agreed that the Members shall not be liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
(d)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.2(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.2.
(e)    The indemnification provided by this Section 9.2 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(f)    The Company may purchase and maintain insurance on behalf of the Company, its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(g)    For purposes of this Section 9.2, (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or

Exhibit 3.1

beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 9.2(a); and (iii) action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
(h)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(i)    The provisions of this Section 9.2 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(j)    No amendment, modification or repeal of this Section 9.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
SECTION 9.3    Exculpation of Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company or any other Persons who have acquired Membership Interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.
(c)    Any amendment, modification or repeal of this Section 9.3 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
SECTION 9.4    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
(a)    Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between one or more Directors or their respective Affiliates, on the one hand, and the Company or any Group Member, on the other, any resolution or course

Exhibit 3.1

of action by the Board or its Affiliates in respect of such conflict of interest shall be permitted and, to the fullest extent permitted by law, deemed approved by all Members, and shall not constitute a breach of this Agreement or of any duty stated or implied by law or equity, including any fiduciary duty, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Class A Membership Interest and the transaction or circumstance underlying such conflict of interest was not engaged in or created with a material purpose to disproportionately and adversely affect, in any material respect, the economic rights of the Class C Members as compared to the Class A Members or Class B Members, (iii) on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties, or (iv) otherwise fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). The Board shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the Board may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board determines that the resolution or course of action taken with respect to a conflict of interest is on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or that the resolution or course of action taken with respect to a conflict of interest is fair and reasonable to the Company, then such resolution or course of action shall be permitted and, to the fullest extent permitted by law, deemed approved by all the Members, and shall not constitute a breach of this Agreement or of any duty stated or implied by law or equity, including any fiduciary duty. In connection with any such approval by the Board, it shall be presumed that, in making its decision, the Board acted in good faith, and in any proceeding brought by any Member or by or on behalf of such Member or any other Member or the Company challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.
(b)    Whenever the Board makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the Board, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. Whenever the Conflicts Committee makes a determination or takes or declines to take any other action, it shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.
(c)    The Members hereby authorize the Board, on behalf of the Company as a partner of a Group Member, to approve of actions by the board of such Group Member similar to those actions permitted to be taken by the Board pursuant to this Section 9.4.
Article X

TAXES
SECTION 10.1    Tax Returns.

Exhibit 3.1

The Tax Matters Member of the Company shall prepare and timely file, or cause to be prepared and timely filed, (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.
SECTION 10.2    Tax Elections.
(d)    The Company shall make the following elections on the appropriate tax returns:
(i)    to adopt as the Company’s fiscal year the calendar year;
(ii)    to adopt the accrual method of accounting;
(iii)    if a distribution of the Company’s property as described in Section 734 of the Code occurs or upon a transfer of Membership Interest as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties; and
(iv)    any other election the Tax Matters Member may deem appropriate.
(e)    Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state, local or foreign law or to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3 and no provision of this Agreement (including Section 2.6) shall be construed to sanction or approve such elections.
SECTION 10.3    Tax Matters Member.
HPIP shall be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) (the “Tax Matters Member”). Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. The Tax Matters Member shall take all actions with respect to taxes (including, but not limited to, (a) making, changing or revoking a material tax election, (b) taking a significant position in any tax return, (c) settling or otherwise resolving any audit or other proceeding relating to taxes and (d) extending the statute of limitations with respect to taxes) in its sole discretion.
Article XI

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
SECTION 11.1    Maintenance of Books.
(f)    The Board shall cause to be kept a record at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and containing the minutes of the proceedings of the meetings of the Board and of the Members, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company, and any other books and records that are required to be maintained by Applicable Law.

Exhibit 3.1

(g)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Registered Public Accountants at the end of each calendar year.
SECTION 11.2    Reports.
With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member:
(d)    Within 120 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year, a balance sheet and a statement of each Member’s Capital Account as of the end of such year, together with a report thereon of the Registered Public Accountants; and
(e)    Such federal, state, local and foreign income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before June 15 following the end of each calendar year of its income tax return with respect to such year.
SECTION 11.3    Bank Accounts.
Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.
Article XII
DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION
SECTION 12.1    Dissolution.
(f)    The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each, a “Dissolution Event”):
(i)    the unanimous consent of the Class A Members;
(ii)    entry of a decree of judicial dissolution of the Company under Section 18‑802 of the Act; or
(iii)    at any time there are no members of the Company unless the Company is continued in accordance with the Act.
(g)    No other event shall cause a dissolution of the Company.
SECTION 12.2    Winding-Up and Termination.
(a)    On the occurrence of a Dissolution Event of the type described in Section 12.1(a), the Class A Members shall act as liquidator or select a Person to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

Exhibit 3.1

(i)    as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
(ii)    the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii)    all remaining assets of the Company shall be distributed to the Members as follows:
(A)    the liquidator may sell any or all Company Property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article V;
(B)    with respect to all Company Property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
(C)    Company Property (including cash) shall be distributed to the Members in accordance with Section 5.4.
(b)    The distribution of cash or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
SECTION 12.3    Deficit Capital Accounts.
No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.
SECTION 12.4    Certificate of Cancellation.
On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end).
Article XIII
TRANSFERS
SECTION 13.1    General.

Exhibit 3.1

A Member may not Transfer all or any portion of its Membership Interests unless such Transfer complies with the provisions of this Article XIII.
SECTION 13.2    Requirements Applicable to All Transfers and Admissions.
In addition to the other terms and conditions of this Article XIII, any Transfer of Membership Interests and any admission of a Transferee as a Member shall be subject to the following requirements, and such Transfer (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Board, in its sole and absolute discretion, may waive any of the following requirements (other than the requirements of Section 13.2(a)):
(a)    The following documents must be delivered to the Board and must be satisfactory, in form and substance, to the Board:
(v)    A copy of the instrument pursuant to which the Transfer is effected.
(vi)    With respect to any Transfer, an instrument, executed by the Member making the Transfer (a “Transferor”) and its Transferee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 13.2(a)(i): (A) the notice address of the Transferee; (B) the total amount and the class of Membership Interests, including the Sharing Percentage attributable thereto, owned by the Transferee and the Transferor after the Transfer (which together must be the same as the total number and the class of Membership Interests, and the Sharing Percentage attributable thereto, owned by the Transferor before the Transfer); (C) the Transferee’s agreement to be bound by this Agreement; and (D) representations and warranties by the Transferor and its Transferee (1) that the Transfer and admission is being made in accordance with Applicable Laws, and (2) that the matters set forth in Section 13.2(a)(i) and this Section 13.2(a)(ii) are true and correct.
(vii)    With respect to any Transfer, such opinions of counsel regarding tax and securities law matters as the Board, in its reasonable discretion, may require.
(b)    The Transferor and its Transferee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Transfer and the admission of the Transferee as a Member, including the legal fees, if any, incurred in connection with the legal opinions referred to in Section 13.2(a)(iii); and
(c)    No Transfer of Membership Interests shall effect a release of the Transferor from any liabilities of the Transferor to the Company or the other Members arising from events occurring prior to the Transfer.
SECTION 13.3    Assignees.
Unless admitted as a Member, no Transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in this Section 13.3. An Assignee shall be entitled to all the rights of an assignee of a Member’s Membership Interest under the Act, including the right to receive distributions from the Company and the Sharing Percentage attributable to the Membership Interests Transferred to such Assignee, and the right to Transfer the Membership Interests as provided in this Article XIII, but shall not be deemed to be a holder of Membership Interests for any other purpose under this Agreement and shall not be entitled to vote or consent with respect to such Membership Interests on any matter presented to the Members for approval (such power and right to so vote and consent, if any, remaining with the Transferor). In the event any Assignee desires to further Transfer any Membership

Exhibit 3.1

Interests, such Assignee shall be subject to all the provisions of this Article XIII to the same extent and in the same manner as any Member desiring to make a Transfer of Membership Interests.
SECTION 13.4    Restrictions on Hypothecation.
A Member may pledge its Class A Membership Interest to a third party lender with the consent of the Board, which will be provided within ten Business Days from such time as the Board has received a written request therefor so long as the Member requesting the consent has provided to the Company documentation satisfactory to the Board that the proposed lender has agreed to notify the Company of any default that may result in the lender becoming the owner of, or selling or otherwise disposing of, such Class A Membership Interest and has further agreed to allow the Company to purchase the Class A Membership Interest for an amount not to exceed the amount equal to the lesser of (a) the fair market value of the pledged Class A Membership Interest and (b) the indebtedness secured by such lender’s lien on the pledged Class A Membership Interest. In the event the Company exercises its right hereunder to purchase the Class A Membership Interest from the lender upon a default by the Member, such member shall lose any right it may have to designate directors, if applicable. A Member may not pledge its Class B Membership Interest (other than pursuant to the terms of the Purchase Agreement and the Escrow Agreement (as defined in the Purchase Agreement). Notwithstanding the foregoing, the Members are permitted to pledge their Membership Interests to the lenders under any credit facilities of the Partnership and any renewals, refinancings or replacements thereof.
SECTION 13.5    General Provisions Relating to Transfer of Units.
(a)    No Member may withdraw from the Company, other than as a result of a Transfer of all of such Member’s Membership Interests in accordance with this Article XIII with respect to which the Transferee becomes a Member in place of the Transferor. Except as otherwise provided in this Agreement, any Member who Transfers all of the Membership Interests held by such Member in a Transfer permitted pursuant to this Article XIII where the Transferee (i) is the Company or (ii) is admitted as a Member shall automatically cease to be a Member as of the date of consummation of such Transfer.
(b)    All distributions and allocations with respect to which the record date is before the effective date of any Transfer shall be made to the Transferor, and all distributions and allocations thereafter shall be made to the Transferee.
(c)    In addition to any other restrictions on Transfer contained herein, in no event may any Transfer or assignment of Membership Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Membership Interests or (ii) in violation of Applicable Law.
SECTION 13.6    Restrictions on Transfers of Class B Membership Interest and Class C Membership Interests.
The Class B Membership Interest and Class C Membership Interests may not be Transferred except pursuant to a Permitted Transfer. After any Transfer (including any Permitted Transfer), the applicable Class B Membership Interest and Class C Membership Interest shall continue to be subject to the terms and conditions of this Agreement, unless this Agreement specifically provides otherwise. The Class C Membership Interests may subject to further restrictions on transfer pursuant to a Class C Award Agreement.
SECTION 13.7    Repurchase by the Company.
(a)    The Company shall have the right and option to purchase all, but not less than all, of the Class B Membership Interest, by delivery of a written notice (the “Call Notice”) to the Class B Member at

Exhibit 3.1

any time, and such Class B Member and such Class B Member’s Transferees (the “Call Group”) shall be required to sell all of the Class B Membership Interest owned by the Call Group at the time the Company exercises such option (collectively, the “Call Securities”), at an aggregate price equal to (i) $40,000,000, plus (ii) two times the amount of any Capital Contributions made by AIM Midstream Holdings to the Company on or after January 31, 2014, less (iii) any amounts distributed with respect to the Class B Membership Interest (the “Call Price”); provided, that if the Call Price equals zero, the Class B Membership Interest will be cancelled by the Company and deemed to be terminated.
(b)    If a Change of Control occurs with respect to a Class B Member, the Company shall have the right to purchase all of the Class B Membership Interest, by delivery of a Call Notice to the Class B Member at any time, and such Class B Member and the Call Group shall be required to sell the Call Securities at an aggregate price equal to the lesser of (i) the Call Price and (ii) the fair market value of the Call Securities at the time the Company exercises such option.
(c)    The closing of any purchase of Call Securities by the Company from the Call Group pursuant to this Section 13.7 shall take place at the principal office of the Company within five (5) days after the date on which the Call Notice with respect to such Call Group is given. At such closing, the members of the Call Group shall deliver to the Company, against payment for the Call Securities, certificates evidencing the Call Securities, if any and as applicable, duly endorsed with unit powers, free and clear of all Claims and Encumbrances. All of the foregoing deliveries shall be deemed to be made simultaneously and none shall be deemed completed until all have been completed.
(d)    A Class C Membership Interest may be subject to repurchase by the Company as set forth in a Class C Award Agreement.
SECTION 13.8    Tag Along.
Subject to Section 13.8(c), no holder of Class A Membership Interest shall Transfer Class A Membership Interest to a third party without complying with the terms and conditions set forth in this Section 13.8, as applicable.
(a)    Any of the Class A Members (each, an “Initiating Member”) desiring to Transfer more than fifty percent (50%) of the total Class A Membership Interest in a single transaction or a series of similar transactions, shall give not less than ten (10) Business Days prior written notice of such intended Transfer to each Class B Member and to the Company. Such notice (the “Participation Notice”) shall set forth the terms and conditions of such proposed Transfer, including the name of the prospective Transferee, the amount of the Class A Membership Interest proposed to be Transferred by the Initiating Member (the “Participation Interest”) and the Sharing Percentage attributable thereto, the purchase price proposed to be paid therefor and the payment terms and type of Transfer to be effectuated. Within five (5) Business Days following the delivery of the Participation Notice by the Initiating Member to each Class B Member and to the Company, each Class B Member shall have the right, by notice in writing to the Initiating Member and to the Company, to elect to Transfer to the purchasers in such proposed Transfer (upon the same terms and conditions as the Initiating Member) up to the amount of the Class B Membership Interest owned by such Class B Member (each Class B Member making such election, a “Participating Offeree”) as shall equal the product of (x) a fraction, the numerator of which is the aggregate Sharing Percentage attributable to the amount of Class A Membership Interest proposed to be transferred by the Initiating Members and the denominator of which is the aggregate Sharing Percentage attributable to the Class A Membership Interest owned by the Initiating Members and (y) the aggregate Sharing Percentage attributable to the Class B Membership Interest held by such Participating Offeree. The consideration to be received by the Participating Offerees in respect of the Class B Membership Interest to be sold to the prospective Transferee shall be determined based upon (i) the

Exhibit 3.1

deemed value of the Company implied by the price to be paid by the prospective Transferee for the Sharing Percentage attributable to the Class A Membership Interest and (ii) the resulting relative value of the Sharing Percentage attributable to the Class B Membership Interest.
(b)    At the closing of any proposed Transfer in respect of which a Participation Notice has been delivered, the Initiating Member, together with all Participating Offerees, as the case may be, shall deliver to the proposed Transferee certificates evidencing the Membership Interests, if any and as applicable, to be sold, free and clear of all Claims and Encumbrances, together with unit powers duly endorsed, and shall receive in exchange therefor the consideration to be paid or delivered by the prospective Transferee in respect of such Membership Interests as described in the last sentence of Section 13.8(a) (for the avoidance of doubt, subject to Section 13.8(d)(ii) below). In connection with any such Transfer, the Participating Offerees shall agree to the same terms and conditions as the Initiating Members.
(c)    The provisions of this Section 13.8 shall not apply to other Permitted Transfers.
(d)    This Section 13.8(d) shall apply notwithstanding anything in Section 13.8(a) through (c) or Section 13.9 to the contrary. The rights and benefits of this Section 13.8 shall accrue to the Class C Members as if they were Class B Members for all purposes of this Section 13.8 only, provided, however, that (and Section 13.9 is deemed modified to the extent inconsistent with the following):
(i) That fifty percent (50%) figure first described in Section 13.8(a) shall, for purposes of this Section 13.8(d), instead be twenty-five percent (25%), provided, however, that such figure shall further be reduced to 10% at such time as the Members (other than the Class C Members) have received total amounts in respect of their Membership Interests (including by way of distributions and by way of consideration received in exchange for Membership Interests) equal to the Class C Payout Threshold, including with respect to the transaction in which such event occurs, and provided further that the rights and benefits of this Section 13.8 shall not apply for any Member with respect to any Transfer by a Class A Member to any Affiliate of such Class A Member;
(ii) the amount of Class B Membership Interest or Class C Membership Interest that may be Transferred by any Class B Member or Class C Member, as applicable to the purchasers in a proposed transfer described in Section 13.8(a) shall be that same proportion of all of such Class B Member’s Class B Membership Interests or such Class C Member’s Class C Membership Interests, as applicable, that the aggregate Participation Interest of all Class A Members bears to their aggregate Class A Membership Interests (but, with respect to a Class C Member, only to the extent the Class C Member’s Class C Membership Interests are then vested or would become vested in such proposed transfer, taking into account all prior transfers of Class A Membership Interests);
(iii) notwithstanding anything in the last sentence of Section 13.8(a), in Section 13.9(d), or otherwise herein to the contrary, the consideration to be received by all selling Members in a sale described in Section 13.8(a) or Section 13.9 shall be allocated among the Class A Membership Interests, Class B Membership Interests, and Class C Membership Interests being sold in the same proportions as if the deemed value of the Company implied by the price to be paid by the prospective Transferee for the Membership Interests being sold were distributed without any discounts or deductions in accordance with Section 5.4;
(iv) notwithstanding anything in Section 13.8(a) or (b), or Section 13.9, to the contrary, with respect to any transaction described therein, (A) no Class B Member or Class C Member shall be required to provide any representations or warranties in connection with any Class B Membership Interests or Class C Membership Interests to be sold or otherwise other than representations, warranties relating to (i) such Member’s valid title to and ownership of the Membership Interests

Exhibit 3.1

being sold, free and clear of all liens, claims and encumbrances (other than those arising under applicable securities laws, this Agreement and any Class C Award Agreement), (ii) such Member’s authority, power and right to enter into and consummate such transaction, (iii) the absence of any violation, default or acceleration of any agreement to which such Member is subject or by which its assets are bound as a result of such transaction, and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such Member in connection with such transaction (and then only to the extent that the other selling Members are similarly obligated to provide similar representations, warranties and indemnities with respect to the Membership Interests which they are selling) (the representations described in clauses (i)-(iv) above are referred to as “Seller Fundamental Reps”), and (B); no Class B Member or Class C Member shall have joint liability with respect to any other Member, provided, however, that in the case of clauses (A) and (B) above, the Class B Members and Class C Members shall bear a pro rata amount (based on the ratio of the total proceeds received in such transaction by the Class B Member or Class C Member, as applicable, to the total proceeds received in such transaction by all selling Members) of all indemnity obligations applicable to such transaction (including all indemnity obligations relating to representations and warrantes made in respect of or regarding the Company, the Partnership or any of their Subsidiaries or any of such entities’ respective businesses or operations, but excluding any indemnity obligations relating to any breach of a Seller Fundamental Rep made by another Member), and provided further that the pro-rata indemnity obligation of a Class C Member as described in the foregoing proviso will not exceed the total proceeds received by the Class C Member in such transaction.
SECTION 13.9    Drag Along.
(a)    If one or more Class A Members elect to Transfer to any Person or Persons in a bona fide arms’-length transaction or series of related transactions more than 50% of the total Class A Membership Interest, pursuant to which each Class A Member receives the consideration in accordance with Section 13.9(d) (a “Sale Event”), then, upon ten (10) Business Days written notice from such Class A Members to the Class B Members and/or Class C Members, which notice shall include reasonable details of the proposed Transfer, including the proposed time and place of closing, the consideration to be received and the percentage of the Class A Membership Interest to be Transferred (the “Sale Request”), each Class B Member and Class C Member shall be obligated to, and shall (i) Transfer and deliver, or cause to be Transferred and delivered, to such Person the same percentage of the Class B Membership Interest or Class C Membership Interest, as applicable, held by such Member as the percentage of the Class A Membership Interest such Class A Members are Transferring in the same transaction at the closing thereof (and will deliver certificates for all of such Class B Membership Interest or Class C Membership Interest, if any and as applicable, at the closing, free and clear of all Claims and Encumbrances, together with unit powers duly endorsed); (ii) execute, deliver and agree to be bound by the terms of any agreement for the Transfer of such Class B Membership Interest or Class C Membership Interest, as applicable, and any other agreement, instrument or certificates necessary to effectuate such Transfer; provided, however, that, the terms and conditions agreed to by the Class B Members and Class C Members, as applicable, shall be substantially the same as the terms and conditions agreed to by such Class A Members, but subject to Section 13.9(d) and (e) with respect to the Class C Members.
(b)    The provisions of Section 13.9(a) shall not apply to any other Permitted Transfer.
(c)    If the Sale Event has not occurred within 90 Days of the date of the Sale Request, the provisions of Section 13.9(a) applicable to such Sale Event shall, if such Sale Event is thereafter sought to be completed, be reapplied to such Sale Event.

Exhibit 3.1

(d)    If a Sale Event occurs, the Class A Members may exercise their right under Section 13.9(a) with respect to the Class B Membership Interest only if the consideration to be received in respect of the Class B Membership Interest to be sold to the prospective Transferee shall be determined based upon (i) the deemed value of the Company implied by the price to be paid by the prospective Transferee for the Sharing Percentage attributable to the Class A Membership Interest and (ii) the resulting relative value of the Sharing Percentage attributable to the Class B Membership Interest. If a Sale Event occurs, the Class A Members may exercise their right under Section 13.9(a) with respect to a Class C Membership Interest only if the consideration to be received in respect of the Class C Membership Interest to be sold to the prospective Transferee shall be determined based upon (i) the deemed value of the Company implied by the price to be paid by the prospective Transferee for the Sharing Percentage attributable to the Class A Membership Interest and (ii) the resulting distributions that would be made in respect of the Class C Membership Interest under Section 5.4 if the Company were dissolved pursuant to Section 12.1 and the distributions described in Section 12.2(a)(iii)(C) were all made on the date of such Transfer.
(e)    Section 13.8(d) shall apply in respect of all matters described in this Section 13.9 notwithstanding anything herein to the contrary.
SECTION 13.10    Transfer of Incentive Distribution Rights.
The Company shall not transfer any incentive distribution rights of the Partnership (the “Incentive Distribution Rights”) to HPIP or an Affiliate of HPIP (it being understood that members of the Partnership Group (as defined in the Partnership Agreement) shall not be considered Affiliates of HPIP for purposes of this Section 13.10) without (i) the prior written consent of AIM Midstream Holdings and each Class C Member, which consents shall not be unreasonably withheld or delayed, or (ii) offering the Class B Members and the Class C Members a right to participate in such transfer on a proportionate basis to the Class B Members’ Sharing Percentage and the Class C Members’ Sharing Percentage at the lower of (A) the price at which the Incentive Distribution Rights are being transferred to HPIP or an Affiliate of HPIP or (B) the fair market value of such Incentive Distribution Rights (it being agreed that any price of a transfer of Incentive Distribution Rights to an Affiliate of HPIP in which a third party owns an interest shall be presumed to be fair market value).
Article XIV

GENERAL PROVISIONS
SECTION 14.1    Offset.
Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.
SECTION 14.2    Notices.
All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

Exhibit 3.1

To the Company:
American Midstream GP, LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: Jake Erhard and Lucius Taylor
E-mail: jerhard@arclightcapital.com and ltaylor@arclightcapital.com
To AIM Midstream Holdings:
950 Tower Lane, Suite 800
Foster City, CA 94404
Attn: Robert B. Hellman, Jr.
Fax: (650) 854-0853
With a copy to:

Vinson & Elkins LLP
1001 Fannin
Suite 2500
Houston, TX 77002
Attention: Douglas E. McWilliams
E-mail: dmcwilliams@velaw.com
To HPIP:
High Point Infrastructure Partners, LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: Jake Erhard and Lucius Taylor
E-mail: jerhard@arclightcapital.com and ltaylor@arclightcapital.com

With a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Sean T. Wheeler
E-mail: sean.wheeler@lw.com
To any Class C Member:

LB3 Services
Attention: Lynn L. Bourdon III
114 Sibelius Lane
Houston, TX 77079
E-mail: llbourdon@comcast.net

Exhibit 3.1

SECTION 14.3    Entire Agreement; Superseding Effect.
This Agreement constitutes the entire agreement of the Members, in such capacity, relative to the formation, operation and continuation of the Company.
SECTION 14.4    Effect of Waiver or Consent.
Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.
SECTION 14.5    Amendment or Restatement.
This Agreement and the Delaware Certificate may be amended or restated only by a written instrument approved by the Board; provided, however, that the Board shall not amend or restate this Agreement without the prior written consent of the Class B Members, as the case may be, if such amendment or restatement would (i) alter the method of division of profits and losses or a method of distributions made to the Class B Members (ii) increase or extend any financial obligation or liability of the Class B Members, or (iii) materially and adversely affect the rights and privileges of the Class B Members in relation to the Class A Members under this Agreement; provided, however, that the Class B Members shall be deemed to have provided such consent with respect to any amendments to Exhibit A to reflect any adjustments made to the Class B Members’ Sharing Percentage as a result of the operation of Section 6.4(d) of the Purchase Agreement. Notwithstanding any provision of this Section 14.5 to the contrary, the Board shall not amend or restate this Agreement (or the Delaware Certificate to the extent such amendment would be inconsistent with this Agreement) without the prior written consent of the Initial Class C Member if such amendment would (i) increase or extend any financial obligation or liability of the Initial Class C Member, (ii) materially and adversely affect the rights and privileges of the Initial Class C Member in relation to the Class A Members, (iii) reduce the Sharing Percentage of the Initial Class C Member or (iv) amend the definition of Class C Payout or Class C Payout Threshold, or Section 5.5 or the definitions therein, in a manner that is materially adverse to the Initial Class C Member.
SECTION 14.6    Binding Effect.
Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
SECTION 14.7    Governing Law; Severability.
THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its

Exhibit 3.1

entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
SECTION 14.8    Further Assurances.
In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
SECTION 14.9    Waiver of Certain Rights.
Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
SECTION 14.10    Counterparts.
This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
SECTION 14.11    Jurisdiction.
Any and all Claims arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement, or (ii) any relationship before, at the time of entering into, during the term of, or upon or after expiration or termination of this Agreement, between the parties hereto, shall be brought in the courts of the State of Delaware or any federal court located in the State of Delaware or in any court of competent jurisdiction in Harris County in the State of Texas. Each party hereto unconditionally and irrevocably consents to the jurisdiction of any such court over any Claims and waives any objection that such party may have to the laying of venue of any Claims in any such court.
SECTION 14.12    Confidentiality.
The Members agree that all non-public information related to the business, financial condition or prospects of the Company, the Partnership and their Subsidiaries and Affiliates, including any information related to a prospective investment or equity issuance by the Company, the Partnership or their Subsidiaries or Affiliates, shall be considered confidential, shall be kept confidential and shall not be disclosed by a Member to any Person that is not a Member until the date that is two years after the disclosure of such confidential information by the Company or the Partnership to such Member, except such information may be disclosed by such Member: (i) to an Affiliate of such Member; (ii) to the extent such information is required to be furnished in compliance with Applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority binding upon such Member; (iii) to representatives, agents and counsels employed or engaged by such Member where disclosure of such information is essential to such representative’s, agent’s or counsel’s work for such Member; (iv) to a bona fide prospective transferee of such Member’s Membership Interest to the extent appropriate in order to allow the assessment of such Membership Interest (including a Person with whom a Member and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of majority ownership of the Member

Exhibit 3.1

or an Affiliate); (v) to a bona fide prospective investor in such Member to the extent appropriate in order to allow the assessment of such investment opportunity; and (vi) to the extent such information: (a) through no fault of such Member, is, was or becomes a part of the public domain; (b) is, was or becomes available to such Member on a non-confidential basis from a source other than the Company or the Partnership, which source represents that it had the right to disseminate such information at the time it was acquired by such party; or (c) is third party non-public information that is, was or becomes available to such party from a source other than the Company or the Partnership; provided, however, that, with respect to clauses (iii), (iv) and (v) above, prior to such disclosure, the disclosing Member has obtained a written undertaking from the recipient to keep the information strictly confidential until the date that is two years after the disclosure of such confidential information by the Company or the Partnership to such Member (unless the recipient is subject to legal obligations of confidentiality providing protections similar to those set forth above). The restrictions set forth in this Section 14.12 do not apply to any disclosure made by a Member to an existing or bona fide prospective investor in such Member of the terms of its investment in the Company and the performance of that investment.

Exhibit 3.1

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

CLASS A MEMBER:

HIGH POINT INFRASTRUCTURE PARTNERS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

CLASS B MEMBER:

AIM MIDSTREAM HOLDINGS, LLC

By:	/s/ Robert B. Hellman, Jr.
Name:	Robert B. Hellman, Jr.
Title:	Managing Partner

CLASS C MEMBER

LB3 SERVICES

/s/ Lynn L. Bourdon III
By:	Lynn L. Bourdon III, Partner

[Signature Page to
Third Amended and Restated Limited Liability Company Agreement of
American Midstream GP, LLC]

Exhibit 3.1

EXHIBIT A

I.	Class A Membership Interest and Class B Membership Interest

MEMBER	CLASS A MEMBERSHIP INTEREST	CLASS B MEMBERSHIP INTEREST	SHARING PERCENTAGE (BEFORE CLASS C PAYOUT)	CAPITAL CONTRIBUTION	CAPITAL ACCOUNT BALANCE
High Point Infrastructure Partners, LLC	100%		95%	$57,654,839	$56,050,000
AIM Midstream Holdings, LLC		100%	5%	$3,034,465	$2,950,000

* Sharing Percentages shown above are subject to reduction after Class C Payout on account of the Class C Membership Interest

II.	Class C Membership Interest

MEMBER	NUMBER OF CLASS C UNITS	SHARING PERCENTAGE (AFTER CLASS C PAYOUT)	CAPITAL CONTRIBUTION	CAPITAL ACCOUNT BALANCE
LB3 Services	100	8.5%	$0.00	$0.00

Exhibit A

Exhibit 3.1

EXHIBIT B

Directors

1.	Stephen W. Bergstrom

2.	John F. Erhard

3.	Donald R. Kendall, Jr.

4.	Daniel R. Revers

5.	Rose M. Robeson[1]

6.	Joseph W. Sutton

7.	Lucius H. Taylor

8.	Gerald A. Tywoniuk[1]

9.	Lynn L. Bourdon III (also being the Chairman of the Board, and President and Chief Executive Officer of the Company as of the date hereof)

Exhibit B